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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEWCASTLE COUNTY

RUTH GRENING, on behalf of herself
and all others similarly situated,

                           Plaintiff,

V.                                                  C.A. No.  18288NC

EDWARD E. LUCENTE, ALBERT A. BUTLER,
F. RIGDON CURRIE, HIROSHI FUJII, ALLEN
A. HANS, RYUSHO KUTANI, MICHAEL C. DOW,
YOSHISUKE TAKEKIDA, SHOEI YAMANA,
 WILLIAM R. BOWLES, ROBERT J. MATERNA,
MINOLTA-QMS, INC., MINOLTA C0. LTD.,
and MINOLTA INVESTMENTS COMPANY,

                           Defendants.


                             CLASS ACTION COMPLAINT

         Plaintiff, by her attorneys, alleges upon knowledge as to her own acts and upon information and belief as to all other matters, as follows:

                                     PARTIES

         1. Plaintiff is, and at all relevant times has been, the owner of shares of common stock of Minolta-QMS, Inc. ("QMS" or the "Company").

         2. Defendant QMS is a corporation duly organized and existing under the laws of the State of Delaware. QMS manufacture products for various printing solutions.

         3. Defendant Minolta Co. Ltd. ("Ltd.,") is a Japanese

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corporation currently owning 57% of the shares of QMS.

         4. Defendant Edward E. Lucente is President and Chief Executive Officer of QMS.

         5. Defendant Albert A. Butler is Senior Vice President and Chief Financial Officer of QMS.

         6. Defendants F. Rigdon Currie, Allen A. Hans, Michael C. Dow, Williaim
R. Bowles, and Robert J. Materna, are directors of QMS.

         7. Defendants Ryusho Kutani, Yoshisuke Takekida, Shoei Yamana, and Hiroshi Fujii are officers and/or directors of Ltd.

         8. By virtue of their positions as directors and/or officers of the Company, or, in the case of Ltd, as a majority stockholder of the Company, defendants owe fiduciary duties of loyalty, good faith and fair dealing to plaintiff and the other members of the Class.

                            CLASS ACTION ALLEGATIONS

         9. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants, who are threatened with injury arising from defendants' actions as described more fully below (the "Class").

         10. This action is properly maintainable as a class

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action because:

                  a. The class is so numerous that joinder of all members is impracticable. The Company has hundreds, if not thousands of record and beneficial stockholders with 13.26 million shares outstanding;

                  b. There are questions of law and fact common to the class including, INTER ALIA, whether defendants have breached or aided and .abetted the breach of the fiduciary and other common law duties owed to plaintiff and the members of the class;

                  c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff is an adequate representative of the class;

                  d. The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class which would establish incompatible standards of conduct for defendants;

                  e. Adjudications with respect to individual members of the class would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their

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interests; and

                  f. Defendants have acted on grounds generally applicable to and causing injury to the class, therefore making appropriate declaratory relief with respect to the class as a whole.

                             SUBSTANCES ALLEGATIONS

         11. On August 31, 2000. QMS announced that it had received a proposal from Ltd. for the acquisition by Ltd. of all of the shares of common stock of the Company not held by defendant Ltd. and its affiliates. Under the transaction as presently proposed, the Company's public shareholders would receive $5.25 per share in cash.

         12 Ltd. would make a tender offer for QMS through an affiliate called Minolta Investments Company, a Delaware corporation.

         13. The stock acquisition price that Ltd. has offered and which constitutes the maximum it would agree to pay in a buy-out has been dictated by Ltd. to serve its own interests, and is being crammed down by Ltd. and its representatives on QMS's Board to form QMS's minority shareholders to relinquish their QMS shares at a grossly unfair price. Such action constitutes unfair dealing.

         14 The price of $5.25 per share to be paid to the class members is unfair and grossly inadequate consideration because, among other things: (a) the intrinsic value of the stock of QMS in

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light of its business, earnings and earnings power, present and future; (b) it offers an inadequate premium to the public stockholders of QMS; and (c) the $5.25 per share price is not the result of arm's length negotiations but was fixed arbitrarily by Ltd. to "cap" the market price of QMS, as part of a plan for Ltd., to obtain complete ownership of QMS's assets and business at the lowest possible price.

         15. Ltd., by reason of its 57% ownership of QMS's outstanding shares, is in a position to ensure effectuation of the transaction without regard to its fairness to QMS's public shareholders.

         16. Because Ltd. is in possession of proprietary corporate information concerning QMS's future financial prospects, the degree of knowledge and economic power between Ltd. and the class members is unequal, making it grossly and inherently unfair for Ltd. to obtain the remaining 43% of QMS's shares at the unfair and inadequate price that it has proposed.

         17. By offering a grossly inadequate price for QMS's shares and threatening or planning to use its coercive means of control to force the consummation of the transaction, Ltd. is violating its duties as a majority shareholder.

         18. Any buyout of QMS public shareholders by Ltd. on the terms recently offered will deny class members their right to share proportionately and equitably in the true value of QMS's valuable

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and profitable business, and future growth in profits and earnings, at a time when the Company is poised to increase its profitability.

         19. Because Ltd. controls 57.7% of Ltd., no auction or market check can be effected to establish QMS's worth. Thus, Ltd. has the power and is exercising its power to acquire QMS's minority shares and dictate terms which are in Ltd.'s best interest, without competing bids and regardless of the wishes or best interests of class members or the intrinsic value of QMS's stock.

         20. Plaintiff and the class have suffered and will suffer irreparable damage unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

         21.      Plaintiff has no adequate remedy at law.

         WHEREFORE, plaintiff prays for judgment, as follows:

                  A. declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the class;

                  B. enjoining the completion of the Offer;

                  C. if the offer is effected, rescinding it and setting it aside;

                  D. directing that defendants pay to plaintiff and the class all damages suffered by them as a result of defendants' wrongful conduct;

                  E. awarding plaintiff the costs and disbursements

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of this action, including reasonable attorneys' fees; and

                  F. granting such other and further relief as maybe just and proper.

                                    ROSENTHAL, MONHAIT, GROSS &
                                       GODDESS, P.A.

                                    By.
                                        ------------------------------------
                                         Joseph A. Rosenthal
                                         919 Market Street, Suite 1401
                                         Melton Bank Center
                                         Wilmington, DE 19899-1070
                                         (302) 656-4433
                                         Attorneys for Plaintiff

OF COUNSEL:
WECHSLER HARWOOD HALEBIAN
  & FEFFER, LLP
488 Madison Avenue, 8th Floor
New York, NY 10022
(212) 935-7400